EXHIBIT 23.1

CONSENT OF REGISTERED INDPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cicero Inc.:

We consent to the incorporation by reference in the Form S-1 Registration Statement of Cicero Inc. to be filed on or about July 6, 2007 of our report dated March 16, 2007 with respect to the consolidated financial statements of Cicero Inc. (formerly Level 8 Systems, Inc.) for the years ended December 31, 2006, 2005, and 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern).

/s/ MARGOLIS & COMPANY P.C.

Certified Public Accountants

Bala Cynwyd, PA
July 6, 2007